Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2026
(millions, except per share amounts)
Operating Revenue	$19,209

Operating Expenses	14,890

Income from operations	4,319

Other income (expense)	1,287

Interest and related charges	2,248

Income from continuing operations including noncontrolling interest before income tax expense	3,358

Income tax expense	441

Net Income From Continuing Operations Including Noncontrolling Interest	2,917

Net Income (Loss) From Discontinued Operations Including Noncontrolling	(17)
Interest

Net Income Including Noncontrolling Interests	2,900

Noncontrolling Interests	212

Net Income Attributable to Dominion Energy	$2,688

Amounts Attributable to Dominion Energy
Net income from continuing operations	$2,705
Net income (loss) from discontinued operations	(17)
Net income attributable to Dominion Energy	$2,688

EPS – Basic
Net income from continuing operations	$3.05
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$3.03

EPS – Diluted
Net income from continuing operations	$3.04
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$3.02

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2026
(millions)
Operating Revenue	$14,359

Operating Expenses	10,253

Income from operations	4,106

Other income (expense)	285

Interest and related charges	1,055

Income before income tax expense	3,336

Income tax expense	611

Net Income Including Noncontrolling Interests	2,725

Noncontrolling Interests	212

Net Income Attributable to Virginia Power	$2,513